EXHIBIT 99.2

September 8, 2020

DELIVERED BY EMAIL TO: ac@drivermgmtco.com

J. Abbott R. Cooper

Managing Member

Driver Management Company LLC

250 Park Ave., 7th Floor

New York, NY 10177

Re: Drive Opportunity Partners, LP - Share acquisition – First United Corporation – extension request

Dear Mr. Cooper:

On September 1, 2020 you notified the Commissioner of Financial Regulation (“Commissioner”) on behalf of Driver Management Company LLC (“Driver Management”), Driver Opportunity Partners I LP (“Driver Fund”), J. Abbott R. Cooper (“Cooper”) and, together with Driver Management and Driver Fund, the (“Driver Parties”), that the proposed acquisition of new shares of First United Corporation (“First United”) of up to 15,000 shares (the “New Shares”), was not completed by the Driver Parties prior to July 24, 2020 and requested an extension of the time to complete the purchase to September 30, 2020.This new request is to extend the timeframe for the proposed purchase of First United New Shares as requested in the Driver Parties’ request dated June 24, 2020 and the approval for that request issued by the Commissioner on July 1, 2020.

The Commissioner hereby approves the requested extension of the time to September 30, 2020 for the proposed acquisition of the New Shares subject to the following conditions: that the approved acquisition of the New Shares is strictly limited to the amount set forth in the original request dated June 24, 2020 and the Commissioner’s approval dated July 1, 2020, which are attached; and that the acquisition of the New Shares shall be conducted in compliance with applicable State and federal statutes, laws, rules, and regulations; and, that all information and documentation provided by representatives of the Driver Parties referenced or contained in the notification of the Request are accurate, complete, and true.

Sincerely,

Michelle A. Denoncourt
Assistant Commissioner

Attachments (2)

cc:

Antonio P. Salazar, Commissioner of Financial Regulation

Teresa M. Louro, Deputy Commissioner of Financial Regulation

Jedd Bellman, Assistant Commissioner for Non-Depository Supervision

J.R. Scherr, Esq. delivered by email to: jr.scherr@morganlewis.com